For Immediate Release

Contacts:	Andy McGowan, Public Relations
404-828-4663
Joe Wilkins, Investor Relations
404-828-8209

UPS 1Q EARNINGS PER SHARE UP 14%

•	Profitability Improved Across all Segments

•	Pricing Initiatives Drove Yields Higher

•	International Operating Profit Increased 14%; U.S. Domestic up 11%

•	European Export Growth of 9.4% Propelled International Gains

•	Revenue Increased 3.6% on a Currency-Neutral Basis

•	Reaffirmed 2015 Earnings Per Share Growth of 6-to-12%

ATLANTA, April 28, 2015 - UPS® (NYSE:UPS) today announced first quarter 2015 diluted earnings per share of $1.12, a 14% increase over the prior year period. Operating profit increased 11% to $1.7 billion, with all three segments contributing. Revenue management actions and robust International shipment growth drove the operating profit improvement.

Total reported revenue of $14.0 billion was up 1.4% over the same quarter last year. Revenue growth was 3.6% after adjusting for foreign currency changes.

“The first quarter results were favorably impacted by our continued investments and revenue management initiatives,” said David Abney, UPS chief executive officer. “These actions delivered high value to our customers and shareowners. We are on track to achieve the company’s long-term financial targets.”

Total company shipments increased 2.8% to 1.1 billion packages, led by European export growth of 9.4%.

Cash Flow

For the three months ended March 31, UPS generated $2.4 billion in free cash flow. The company paid dividends of $636 million, an increase of 9.0% per share over the prior year. The company also repurchased more than 6.7 million shares for approximately $680 million.

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U.S. Domestic Package

U.S. Domestic first quarter revenue increased 3.8% to $8.8 billion. Daily package volume improved 2.4%, lifted by growth in Deferred Air, up 12% and UPS SurePost, up 7.0%. Shipment growth rates slowed, as the company chose not to pursue some lower-yielding contract renewals.

Total revenue per package was up 1.3% primarily due to UPS Ground yield increasing 3.1%. Base rate improvements more than offset an approximately 200 basis point drag from lower fuel surcharges. The expansion of dim-weight pricing, implemented last December 29, also contributed to higher yields.

Operating profit increased to $1.0 billion, an 11% improvement from the prior-year period. Operating margin expanded 70 basis points, driven by productivity gains.

International Package

International operating profit was $498 million, up 14% over the prior-year period. Volume growth, pricing initiatives and lower fuel expense all contributed to improved profitability. Operating margin expanded 280 basis points to 16.8%.

Total International revenue of $3.0 billion, increased 2.4% for the quarter on a currency-neutral basis, compared to the reported decline of 5.0%. Lower fuel surcharges also weighed on revenue growth.

Worldwide Export yield contracted 5.2% on a currency-neutral basis, with the majority of the decline due to an approximately 300 basis point reduction in fuel surcharge revenue. Product mix changes and stronger intra-regional shipment growth also contributed to the lower yield.

Export shipments jumped 6.7% led by European growth of 9.4%. In Europe, UPS Export volume has grown at an annual rate of approximately 9% over the past 10 years.

Supply Chain & Freight

Revenue in the segment increased 1.3% to $2.2 billion, driven by growth in Distribution and UPS Freight. Revenue growth was lowered by currency exchange rates and reduced fuel surcharge revenue. Operating margin expanded to 6.9%, generating operating profit of $151 million.

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Although Forwarding revenue declined due to currency changes and revenue management actions, profitability was improved over the same period last year. Congestion at the West Coast port terminals created challenges for many Ocean Freight customers. The flexibility of the UPS portfolio allowed customers to accelerate their ocean freight or reroute to non-affected ports.

The Distribution business delivered solid top-line growth as more customers in the Healthcare and Retail industries realized the benefits of UPS supply-chain expertise. Operating profit and margin was limited by continued investments in technology and infrastructure.

UPS Freight revenue was up 2.3% resulting from gains in LTL and Ground Freight Pricing products. Lower fuel surcharges weighed on the revenue growth rate. LTL shipments per day increased 3.5% over the prior-year period.

Outlook

“Solid performance across all three business segments was led by positive momentum in International, gains from revenue management and productivity improvements in the U.S.,” said Kurt Kuehn, UPS chief financial officer.  “We remain on plan to meet our guidance for full-year 2015 diluted earnings per share of $5.05 to $5.30, a 6%-to-12% increase over our 2014 adjusted results.”

EDITOR’S NOTE:
UPS CEO David Abney and CFO Kurt Kuehn will discuss first quarter results with investors and analysts during a conference call at 8:30 a.m. ET, April 28, 2015. That call is open to listeners through a live Webcast. To access the call, go to www.investors.ups.com and click on “Earnings Webcast.”

UPS routinely posts investor announcements on its web site --www.investors.ups.com -- and encourages those interested in the company to check there frequently.

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UPS (NYSE: UPS) is a global leader in logistics, offering a broad range of solutions including the transportation of packages and freight; the facilitation of international trade, and the deployment of advanced technology to more efficiently manage the world of business. Headquartered in Atlanta, UPS serves more than 220 countries and territories worldwide. The company can be found on the Web at ups.com® and its corporate blog can be found at Longitudes.ups.com. To get UPS news direct, visit pressroom.ups.com/RSS.

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We supplement the reporting of our financial information determined under generally accepted accounting principles ("GAAP") with certain non-GAAP financial measures, including, as applicable, "as adjusted" operating profit, operating margin, pre-tax income, net income and earnings per share. The equivalent measures determined in accordance with GAAP are also referred to as "reported" or "unadjusted.” Additionally, we disclose revenue growth adjusted for the impact of foreign currency. We believe that these adjusted measures provide meaningful information to assist investors and analysts in understanding our financial results and assessing our prospects for future performance. We believe these adjusted financial measures are important indicators of our recurring operations because they exclude items that may not be indicative of, or are unrelated to, our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. Furthermore, we use these adjusted financial measures to determine awards for our management personnel under our incentive compensation plans.
Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for GAAP operating profit, operating margin, net income and earnings per share, which are the most directly comparable GAAP financial measures. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the preceding reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our business. We strongly encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.
Except for historical information contained herein, the statements made in this release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements, including statements regarding the intent, belief or current expectations of UPS and its management regarding the company's strategic directions, prospects and future results, involve certain risks and uncertainties. Certain factors may cause actual results to differ materially from those contained in the forward-looking statements, including economic and other conditions in the markets in which we operate, governmental regulations, our competitive environment, negotiation and ratification of labor contracts, strikes, work stoppages and slowdowns, changes in aviation and motor fuel prices, cyclical and seasonal fluctuations in our operating results, and other risks discussed in the company's Form 10-K and other filings with the Securities and Exchange Commission, which discussions are incorporated herein by reference.

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United Parcel Service, Inc.
Selected Financial Data - First Quarter
(unaudited)

	Three Months Ended
	March 31,		Change
	2015	2014	$	%
(amounts in millions, except per share data)
Statement of Income Data:
Revenue:
U.S. Domestic Package	$8,814	$8,488	$326	3.8%
International Package	2,970	3,127	(157)	(5.0)%
Supply Chain & Freight	2,193	2,164	29	1.3%
Total revenue	13,977	13,779	198	1.4%

Operating expenses:
Compensation and benefits	7,564	7,265	299	4.1%
Other	4,740	5,001	(261)	(5.2)%
Total operating expenses	12,304	12,266	38	0.3%

Operating profit:
U.S. Domestic Package	1,024	927	97	10.5%
International Package	498	438	60	13.7%
Supply Chain & Freight	151	148	3	2.0%
Total operating profit	1,673	1,513	160	10.6%

Other income (expense):
Investment income	4	—	4	N/A
Interest expense	(87)	(90)	3	(3.3)%
Total other income (expense)	(83)	(90)	7	(7.8)%

Income before income taxes	1,590	1,423	167	11.7%

Income tax expense	564	512	52	10.2%

Net income	$1,026	$911	$115	12.6%

Net income as a percentage of revenue	7.3%	6.6%

Per share amounts:
Basic earnings per share	$1.13	$0.99	$0.14	14.1%
Diluted earnings per share	$1.12	$0.98	$0.14	14.3%

Weighted-average shares outstanding:
Basic	906	923	(17)	(1.8)%
Diluted	913	931	(18)	(1.9)%

Certain prior year amounts have been reclassified to conform to the current year presentation.

United Parcel Service, Inc.
Selected Operating Data - First Quarter
(unaudited)

	Three Months Ended
	March 31,		Change
	2015	2014	$ / #	%

Revenue (in millions):
U.S. Domestic Package:
Next Day Air	$1,557	$1,590	$(33)	(2.1)%
Deferred	896	855	41	4.8%
Ground	6,361	6,043	318	5.3%
Total U.S. Domestic Package	8,814	8,488	326	3.8%
International Package:
Domestic	605	688	(83)	(12.1)%
Export	2,200	2,299	(99)	(4.3)%
Cargo and Other	165	140	25	17.9%
Total International Package	2,970	3,127	(157)	(5.0)%
Supply Chain & Freight:
Forwarding and Logistics	1,330	1,333	(3)	(0.2)%
Freight	710	694	16	2.3%
Other	153	137	16	11.7%
Total Supply Chain & Freight	2,193	2,164	29	1.3%
Consolidated	$13,977	$13,779	$198	1.4%

Consolidated volume (in millions)	1,101	1,071	30	2.8%

Operating weekdays	63	63	—

Average Daily Package Volume (in thousands):
U.S. Domestic Package:
Next Day Air	1,229	1,253	(24)	(1.9)%
Deferred	1,218	1,085	133	12.3%
Ground	12,321	12,078	243	2.0%
Total U.S. Domestic Package	14,768	14,416	352	2.4%
International Package:
Domestic	1,577	1,530	47	3.1%
Export	1,125	1,054	71	6.7%
Total International Package	2,702	2,584	118	4.6%
Consolidated	17,470	17,000	470	2.8%

Average Revenue Per Piece:
U.S. Domestic Package:
Next Day Air	$20.11	$20.14	$(0.03)	(0.1)%
Deferred	11.68	12.51	(0.83)	(6.6)%
Ground	8.19	7.94	0.25	3.1%
Total U.S. Domestic Package	9.47	9.35	0.12	1.3%
International Package:
Domestic	6.09	7.14	(1.05)	(14.7)%
Export	31.04	34.62	(3.58)	(10.3)%
Total International Package	16.48	18.35	(1.87)	(10.2)%
Consolidated	$10.56	$10.71	$(0.15)	(1.4)%

Certain prior year amounts have been reclassified to conform to the current year presentation.

United Parcel Service, Inc.
Reconciliation of Free Cash Flow
(unaudited)

Preliminary
Year-to-Date
(amounts in millions)	March 31,
Net cash from operations	$2,747
Capital expenditures	(365)
Proceeds from disposals of PP&E	2
Net change in finance receivables	(9)
Other investing activities	(9)
Free cash flow	$2,366

Amounts are subject to reclassification.